Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Amendment No. 3 to Registration Statement No. 333-132203 on Form S-1 of our reports dated February 13, 2006 relating to the consolidated financial statements and financial statement schedule of USG Corporation (the “Corporation”) (which report on the financial statements and financial statement schedule expresses an unqualified opinion and includes explanatory paragraphs referring to (i) matters which raise substantial doubt about the Corporation’s ability to continue as a going concern; and (ii) a change in the method of accounting for asset retirement obligations due to the Corporation’s adoption of Statement of Financial Accounting Standards No. 143, “Accounting for Asset Retirement Obligations” in 2003 and Financial Accounting Standards Board Interpretation No. 47, “Accounting for Conditional Asset Retirements” in 2005) and management’s report on the effectiveness of internal control over financial reporting included in the Corporation’s Annual Report on Form 10-K for the year ended December 31, 2005, which is incorporated by reference in this Registration Statement, and to the reference to us under the heading “Experts” in the Prospectus, which is part of this Registration Statement.

/s/ Deloitte & Touche LLP

Chicago, Illinois
June 13, 2006